Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Frederick W. Boutin, CFO Gregory J. Pound, COO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE THREE MONTHS AND THE YEAR ENDED DECEMBER 31, 2013

AND THE FILING OF ITS ANNUAL REPORT ON FORM 10-K

March 11, 2014	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months and year ended December 31, 2013.

FINANCIAL RESULTS

“I am pleased to report that TransMontaigne Partners L.P. generated revenues of $40.2 million and distributable cash of $15.8 million in the fourth quarter.  These quarterly results assisted us in achieving record annual revenue and distributable cash flow for the year ended December 31, 2013,” said Chuck Dunlap, CEO of TransMontaigne Partners.

An overview of the financial performance for the three months ended December 31, 2013, as compared to the three months ended December 31, 2012, includes:

•                  Distributable cash flow generated during the quarter ended December 31, 2013 was $15.8 million compared to $10.2 million for the quarter ended December 31, 2012.

•                  Operating income for the quarter ended December 31, 2013 was $9.9 million compared to $8.0 million for the quarter ended December 31, 2012, principally due to the following:

•                  Revenue was $40.2 million compared to $40.1 million due to increases in revenue at the Gulf Coast and Brownsville terminals of approximately $0.4 million and $1.1 million, respectively, offset by decreases in revenue at the Midwest, River and Southeast terminals of approximately $0.3 million, $0.7 million and $0.4 million, respectively.

•                  Direct operating costs and expenses were $17.5 million compared to $19.6 million due to decreases in direct operating costs and expenses at the Gulf Coast, River and Southeast terminals of approximately $1.2 million, $0.5 million and $1.0 million, respectively, offset by an increase in direct operating costs and expenses at the Brownsville terminals of approximately $0.6 million. The direct operating costs and expenses for the Midwest terminals was consistent period over period. For the three months ended December 31, 2013, we had repairs and maintenance expenditures of approximately $5.7 million, which is a decrease of approximately $2.8 million from the three months ended December 31, 2012. During 2013, we have attempted to perform our repairs and maintenance more ratably through the year.

•                  A decrease in direct general and administrative expenses of $0.2 million

•                  A decrease in earnings from unconsolidated affiliates of $0.5 million, which is the result of the BOSTCO construction project beginning to come on line in October 2013 with most of its operating costs, but only limited amounts of revenue being generated. We expect the revenues and profits of BOSTCO to increase throughout 2014 as the remaining tanks are placed into service.

•                  Quarterly net earnings were $9.0 million compared to $6.9 million and net earnings per limited partner unit - basic were $0.45 per unit compared to $0.39 per unit due principally to the changes in quarterly operating income discussed above.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

An overview of the financial performance for the year ended December 31, 2013, as compared to the year ended December 31, 2012, includes:

•                  Distributable cash flow generated during the year ended December 31, 2013 was $60.6 million compared to $58.1 million for the year ended December 31, 2012.

•                  Operating income for the year ended December 31, 2013 was $38.4 million compared to $42.1 million for the year ended December 31, 2012, principally due to the following:

•                  Revenue was $158.9 million compared to $156.2 million due to increases in revenue at the Midwest and Brownsville terminals of approximately $1.0 million and $6.3 million, respectively, offset by decreases in revenue at the Gulf Coast and River terminals of approximately $1.5 million and $3.2 million, respectively. Revenue for the Southeast terminals was consistent period over period.

•                  Direct operating costs and expenses were $69.4 million compared to $66.0 million due to increases in direct operating costs and expenses at the Midwest, Brownsville and Southeast terminals of approximately $0.9 million, $4.4 million and $0.5 million, respectively, offset by decreases in direct operating costs and expenses at the Gulf Coast and River terminals of approximately $1.1 million and $1.3 million, respectively.

•                  A decrease in direct general and administrative expenses of $0.9 million

•                  A decrease in earnings from unconsolidated affiliates of $0.9 million.

•                  A one-time book loss of $1.3 million on the sale of our Mexico operations effective August 8, 2013.

•                  An increase in depreciation and amortization expense of approximately $1.3 million.

•                  Annual net earnings were $34.7 million compared to $38.6 million and net earnings per limited partner unit - basic were $1.90 per unit compared to $2.31 per unit due principally to the changes in annual operating income discussed above.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Firm Commitments:
Terminaling services fees, net:
External customers	$8,117	$8,308	$31,234	$32,412
Affiliates	20,011	21,559	83,328	84,347
Total firm commitments	28,128	29,867	114,562	116,759
Variable:
Terminaling services fees, net:
External customers	1,665	829	3,969	2,814
Affiliates	61	(8)	54	(108)
Total	1,726	821	4,023	2,706
Pipeline transportation fees	1,345	1,662	7,600	5,656
Management fees and reimbursed costs	1,549	1,532	6,281	5,806
Other	7,468	6,208	26,420	25,312
Total variable	12,088	10,223	44,324	39,480
Total revenue	$40,216	$40,090	$158,886	$156,239

The amount of revenue recognized as “firm commitments” based on the remaining contractual terms of the terminaling services agreements that generated “firm commitments” for the year ended December 31, 2013 was as follows (in thousands):

At December 31, 2013
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$20,454
1 year or more, but less than 3 years remaining	78,170
3 years or more, but less than 5 years remaining	10,976
5 years or more remaining	4,962
Total firm commitments for the year ended December 31, 2013	$114,562

RECENT DEVELOPMENTS

On December 20, 2013, Morgan Stanley announced that it is exploring strategic options for its ownership interest in TransMontaigne Inc.  Although we cannot predict whether or when any transaction may be consummated, if Morgan Stanley consummates a transaction involving a sale or other disposition of its interest in TransMontaigne Inc., the transaction would result in a change in control of TransMontaigne Partners, because TransMontaigne Inc. indirectly owns and controls our general partner, TransMontaigne GP L.L.C.  Although the possibility of a change of control transaction has created significant uncertainty that may adversely affect our business in the near future, management believes that a change of control transaction could benefit our business in the longer term.  As discussed in more detail in our Annual Report on Form 10-K (filed with the Securities and Exchange Commission on March 11, 2014), since 2008, our business has been subject to significant uncertainty and constraints on our ability to undertake significant capital transactions stemming from the regulatory environment affecting Morgan Stanley as a result of its status as a financial holding company under the Bank Holding Company Act.  As a result, a change of control transaction could serve to reduce or eliminate the impacts of this uncertain and changing regulatory environment on our business to the extent if TransMontaigne Partners ceases to be subject to consolidated regulation and supervision by the Federal Reserve System, following the consummation of such transaction.

On October 7, 2013, we announced the commencement of commercial operations of BOSTCO. As of January, 2014, approximately 26 of the 51 initial phase storage tanks were placed into service, and the remaining tanks are expected to come online during the next five months. A two-berth ship dock and 12 barge berths were also placed into service.  Work on the 900,000 barrel ultra-low sulphur diesel expansion started in the second quarter of 2013, with commercial operations expected to begin in the fourth quarter of 2014. We received our first distribution from BOSTCO in February, 2014, and we expect our distributions from BOSTCO to increase throughout 2014 as the remaining tanks come on-line.

On December 20, 2013, Morgan Stanley Capital Group provided us notice that it will terminate its portion of the Southeast terminaling services agreement with respect to our Collins/Purvis terminal on December 31, 2015. Our firmly committed quarterly revenues under the Southeast terminaling services agreement with respect to the Collins/Purvis terminal are approximately $2.3 million. We are currently in the process of identifying other parties to re-contract this capacity, and we believe there is adequate demand for the use of the Collins/Purvis terminal tanks.

On January 13, 2014, we announced a distribution of $0.65 per unit for the period from October 1, 2013 through December 31, 2013, and we paid the distribution on February 11, 2014 to unitholders of record on January 31, 2014.

On January 10, 2014, we entered into a ten year capacity lease agreement with Magellan Pipeline Company, L.P. (“Magellan”), effective March 1, 2014, covering 100% of the capacity of our Razorback terminals and the use of our Razorback Pipeline, which runs from Mt. Vernon to Rogers. The existing agreement for these facilities with Morgan Stanley Capital Group terminated effective February 28, 2014. We expect this new agreement with Magellan will generate approximately the same total annual revenue as the Morgan Stanley Capital Group agreement.

On February 12, 2014, we entered into a two year terminaling services agreement with Chemoil Corporation for all of the bunker fuel storage capacity at our Port Everglades North, Florida and Fisher Island, Florida terminals, which is approximately 1.35 million barrels of aggregate tank capacity. The agreement provides Chemoil Corporation the option to extend for an additional three years. The agreement will replace Morgan Stanley Capital Group as the bunker fuel customer at these two terminals effective June 1, 2014. We expect that the new agreement will generate slightly less revenue related to the bunker fuel tanks at Fisher Island and Port Everglades than the Morgan Stanley agreement generates with respect to those tanks. The new agreement with Chemoil Corporation did not involve our Florida bunker fuel tanks located at our Port Manatee, Florida or Cape Canaveral, Florida terminals, which remain under contract with

Morgan Stanley Capital Group until May 31, 2014. We are currently in the process of identifying other parties to re-contract this capacity, however, at this time we are unsure if we will be successful in our re-contracting efforts.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At December 31, 2013, our outstanding borrowings were $212 million.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend through the fourth quarter of 2014. At December 31, 2013, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $30 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $215 million.  At December 31, 2013, our capital investment in the BOSTCO project was approximately $186 million.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

•                  Under the credit facility, an event of default will occur if certain specified transactions occur that constitute a change of control with respect to TransMontaigne Inc., our general partner or the partnership, among others.  As discussed above under “Recent Developments”, Morgan Stanley has announced that it is exploring strategic options for its ownership interest in TransMontaigne Inc. and TransMontaigne Partners L.P., which would result in a change of control for purposes of the credit agreement.  Accordingly, prior to the consummation of any such transaction, we will need to seek a waiver or amendment to our credit facility or a replacement financing arrangement.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

FILING OF ANNUAL REPORT ON FORM 10-K

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 11, 2014 and was simultaneously posted to our website: www.transmontaignepartners.com.  Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing TransMontaigne Partners L.P.’s complete audited financial statements for the year ended December 31, 2013 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, March 11, 2014 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1096

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, March 11, 2014 until 11:59 p.m. (ET) on Tuesday, March 18, 2014 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  321094

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Selected results of operations data for the three months and years ended December 31, 2013 and 2012 are summarized below (in thousands, except per unit amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income Statement Data
Revenue	$40,216	$40,090	$158,886	$156,239
Direct operating costs and expenses	(17,525)	(19,641)	(69,390)	(65,964)
Direct general and administrative expenses	(959)	(1,203)	(3,911)	(4,810)
Gain (loss) on disposition of assets	104	—	(1,294)	—
Earnings (loss) from unconsolidated affiliates	(591)	(94)	(321)	558
Operating income	9,880	7,969	38,426	42,143
Net earnings	8,960	6,923	34,726	38,572
Net earnings allocable to limited partners	7,364	5,654	28,797	33,415
Net earnings per limited partner unit—basic	$0.45	$0.39	$1.90	$2.31

	December 31, 2013	December 31, 2012
Balance Sheet Data
Property, plant and equipment, net	$407,045	$427,701
Investments in unconsolidated affiliates	211,605	105,164
Goodwill	8,485	8,736
Total assets	648,432	569,801
Long-term debt	212,000	184,000
Partners’ equity	408,467	348,737

Selected results of operations data for each of the quarters in the years ended December 31, 2013 and 2012 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$38,374	$40,216	$158,886
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	(17,525)	(69,390)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	(959)	(3,911)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	(2,741)	(10,963)
Allocated insurance expense	(958)	(935)	(935)	(935)	(3,763)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	(7,377)	(29,568)
Gain (loss) on disposition of assets	—	—	(1,398)	104	(1,294)
Earnings (loss) from unconsolidated affiliates	40	(4)	234	(591)	(321)
Operating income	12,460	9,301	6,785	9,880	38,426
Other expenses, net	(922)	(1,077)	(781)	(920)	(3,700)
Net earnings	$11,538	$8,224	$6,004	$8,960	$34,726

	Three months ended				Year ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Revenue	$38,833	$38,442	$38,874	$40,090	$156,239
Direct operating costs and expenses	(13,969)	(16,184)	(16,170)	(19,641)	(65,964)
Direct general and administrative expenses	(3,188)	785	(1,204)	(1,203)	(4,810)
Allocated general and administrative expenses	(2,695)	(2,695)	(2,695)	(2,695)	(10,780)
Allocated insurance expense	(897)	(898)	(897)	(898)	(3,590)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(6,930)	(6,940)	(7,112)	(7,278)	(28,260)
Earnings (losses) from unconsolidated affiliates	107	328	217	(94)	558
Operating income	10,948	12,526	10,700	7,969	42,143
Other expenses, net	(806)	(872)	(847)	(1,046)	(3,571)
Net earnings	$10,142	$11,654	$9,853	$6,923	$38,572

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	October 1, 2013 through December 31,2013	January 1, 2013 through December 31,2013

Net earnings	$8,960	$34,726
Depreciation and amortization	7,377	29,568
Amounts due (received in advance) under long-term terminaling services agreements, net	(204)	792
Project amortization of deferred revenue under GAAP	(694)	(3,672)
Project amortization of deferred revenue for DCF	986	2,482
Deferred equity-based compensation	52	337
Distributions paid to holders of restricted phantom units	(11)	(40)
Cash paid for purchase of common units	(84)	(585)
Loss (gain) on disposition of assets	(104)	1,294
Loss from unconsolidated affiliates	591	321
Distributions from unconsolidated affiliates	590	1,467
Capitalized maintenance	(1,689)	(6,115)
“Distributable cash flow”, or DCF, generated during the period	$15,770	$60,575

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,140	$47,016

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from the results of our operations for the three months and the year ended December 31, 2013.  Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 11, 2014. Further, the company is subject to the risks and uncertainties of any strategic alternative, including whether any strategic alternative will be identified and, if identified, whether it will be pursued and consummated.  We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

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